Exhibit 99.3 Statement of Income excluding the mobile subsidiary for 1Q05

QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (CHGAAP)(without the mobile business)
(Millions of Ch$ as of March 31, 2005)

	I	I	Var %
	2004	2005	IT05/IT04
Operating revenues	140,652	136,624	-2.9%
Operating costs	-115,813	-114,911	-0.8%
OPERATING INCOME	24,839	21,713	-12.6%
Operating Margin	17.7%	15.9%
EBITDA	73,507	70,306	-4.4%
EBITDA Margin	52.3%	51.5%
Note: the mobile business has been excluded from all previous quarters shown on the table as well as the mobile transaction effects from 3Q04